EX-28.g.5

SECURITIES LENDING RIDER

SECURITIES LENDING RIDER TO THE GLOBAL CUSTODY AGREEMENT between Nationwide Mutual Funds (formerly Gartmore Mutual Funds) (“Lender”) and JPMorgan Chase Bank, N.A. (“Bank”), dated April 4, 2003 and amended by that certain Amendment to Global Custody Agreement dated December 2, 2009 (the “Amendment”)(the “Agreement”), is made as of this 28th day of March, 2014 (the “Rider”).

WHEREAS, Bank currently acts as custodian for securities held by it in the Account(s) (as defined in the Agreement) pursuant to the terms of the Agreement;

WHEREAS, Bank has agreed to provide the services described herein as part of such custody services; and

WHEREAS, Lender will be engaging in securities lending using a third party securities lending agent (“Lending Agent”) and desires Bank to provide Services (defined below) to support this activity.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1 - Definitions

Except as defined as follows, defined terms used in this Rider and not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement:

a) “Accounts” means, collectively: (1) the Accounts as defined in the Agreement; (2) the Concentration Account as defined in the Amendment; (3) any other Concentration Account related hereto; and (4) a bulk lending account related hereto (“Clearing Lending Account”).

b) “Affiliate” means an entity controlling, controlled by, or under common control with, Bank.

c) “Authorized Person” means any person (including an agent of Lender) who has been designated by written notice from Lender (or by any agent designated by Lender, including, without limitation, an investment manager) to act on behalf of Lender hereunder. Such persons will continue to be Authorized Persons until such time as Bank receives Instructions from Lender (or its agent) that any such person is no longer an Authorized Person and Bank has had reasonable time to act upon such Instructions. Lender shall provide Bank with a specimen signature for each Authorized Person.

d) “Indemnitees” means Bank, its Affiliates its nominees, directors, officers, employees and agents.

e) “Borrower” means any entity with whom Lender has entered into securities borrowing agreement or other legal agreement (“Borrowing Agreement”) from time to time, and notified to Bank by Lender in connection with this Rider.

f) “Borrowing Agreement” shall have the meaning given in Section 1(d) hereof.

g) “Business Day” shall mean a day on which banks in New York are open for the transaction of all their ordinary business.

h) “Confidential Information” means and includes all non public information concerning a party to this Agreement which a party receives in the course of providing services related hereto and shall include corporate action information provided by Bank. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than a party’s breach of the terms of this Agreement or information which a party obtains on a non confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

i) “Distributions” means a cash entitlement accruing to a security on Loan and consisting of a dividend, interest or other payment paid by an issuer of a security on Loan or means an entitlement accruing to a security on Loan and consisting of a stock dividend, stock split, rights or other distribution.

j) “Instructions” means instructions which: (i) contain all necessary information required by Bank to enable Bank to carry out the instructions; (ii) are received by Bank in writing or such other methods as are for the time being agreed by Lender (or an Authorized Person) and Bank; and (iii) Bank believes in good faith have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify.

k) “Losses” means any liabilities (including but not limited to any Concentration Account Liabilities), losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements) of Bank or any Affiliate which are the result of or relate to any act or omission of Lender or Lending Agent.

l) “Loan” means a loan of Securities by Lender pursuant to a Borrowing Agreement.

m) “Securities” means stocks, bonds, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, which are commonly traded or dealt in on securities exchanges or financial markets. “Securities” also means other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property, as may be acceptable to Bank for the Account.

n) “Services” means the securities lending services agreed to by Bank and the Lender in service level documentation or otherwise.

Section 2 - Terms of Rider

This Rider shall be incorporated into the Agreement and form a part thereof. With respect to a securities loan of Lender for which Bank provides Services, in the event of any conflict between the terms of the Agreement and the terms of this Rider, the terms of this Rider shall govern.

Section 3 - Appointment

Lender hereby appoints Bank as its agent to provide Services and Bank accepts such appointment and agrees to act in accordance with the terms of the Agreement and this Rider.

Section 4 - Representations and Warranties

Each party represents and warrants to the others that: (i) it has the power to execute and deliver this Rider, to enter into the transactions contemplated by this Rider, and to perform its obligations hereunder; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Rider constitutes a legal, valid, and binding obligation enforceable against it; and (iv) the execution, delivery, and performance by it of this Rider shall at all times comply with all Applicable Law.

Section 5 - Losses & Indemnification

(a) Bank shall have no responsibility or liability to Lender for any breach of any obligation by any Borrower or Lending Agent under or in connection with any Borrowing Agreement or other Agreement relating to such borrowing or in any other way in respect of any Loan.

(b) The terms of Section 12(a)(iii) and (iv) of the Agreement shall be incorporated herein by reference and shall apply to this Rider. For the avoidance of doubt, the indemnified Losses shall include, but are not limited to, Losses which are the result of or relate to any act or omission of Lender or Lending Agent.

(c) Bank shall have no responsibility or liability whatsoever for (i) Securities on Loan or (ii) cash or non cash collateral held in any account, other than to act in accordance with Instructions.

(d) Bank shall have no responsibility or liability for sale failure that has resulted from failure to recall Securities on Loan in time for settlement.

Section 6 - Liability

(a) The terms of Section 12(a)(i) and (ii) of the Agreement shall be incorporated herein by reference and shall apply to this Rider.

(b) The terms of Section 12(a)(v), (vi), (vii) and (viii) and Section 12(b) of the Agreement shall be incorporated herein by reference and shall apply to this Rider.

Section 7 - J.P. Morgan’s Right Over Securities; Set-off

(a) In connection with any Loan, without prejudice to J.P. Morgan’s rights under Applicable Law, Bank shall have, and the Lender grants to Bank, a security interest in and a lien on the Financial Assets credited to or held for the Accounts or Lender as security for any and all Losses outstanding from time to time (whether actual or contingent) of the Lender to the Bank which arise in connection with any Loan.

(b) With respect to Losses other than those arising in connection with an extension of credit to Lender or the settlement of any transaction on behalf of Lender, Bank shall provide Lender with reasonable advance written notice of any Loss in respect of which Bank intends to seek recovery under this Rider. Prior to exercising any of its rights under Section 7(c) below with respect to such other Losses, Bank shall provide Lender with three (3) business days’ advance written notice of its intent to exercise any such right(s) to allow Lender to make payment of such Loss.

(c) Subject to Section 7(b) above, Bank shall be entitled without any notice to Lender to withhold delivery of such Financial Assets, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to the Accounts in satisfaction of Losses. In addition to the foregoing, and without prejudice to Bank’s rights under Applicable Law or the Account Terms governing any deposit or other cash account between Lender and Bank, Bank may set off against any Losses of Bank which arise in connection with any Loan in any amount in any currency standing to the credit of any of Lender’s accounts (whether deposit or otherwise) with any Bank branch or office or with any Affiliate of Bank. For this purpose, Bank shall be entitled to accelerate the maturity of any fixed term deposits. The Bank hereby acknowledges and agrees that it shall exercise its rights under this Rider in accordance with the terms of the Agreement and this Rider.

(d) For the avoidance of doubt, with respect to the obligations of the Lender arising out of this Rider, including the obligations of Section 7 hereof, the Bank shall look for satisfaction or payment of any obligation of a Fund solely to the Assets of such Fund as though each Fund had separately contracted with the Bank by separate written instrument. Consistent with the foregoing, the obligations of each Fund under this Rider are several and neither joint nor joint and several.

Section 8 - Administration matters

(a) Corporate Actions

Notwithstanding anything to the contrary in the Agreement, the Lender acknowledges that in respect of securities which are the subject of a Loan the Bank’s obligations are modified as follows:

i.	Bank shall make available to Lender corporate action notifications with respect to the position of Lender in a given security, regardless of the extent to which the position is on Loan provided that at least one share of the affected security is not on Loan and in a Custody Account.

ii.	Except as provided in clause 8(a)(i) above, the Lender acknowledges that Bank provides no service as regards the monitoring of corporate action events or following up in any manner with Borrower or other in respect of corporate actions or for the failure by any Borrower or any other person to transmit to Bank the proceeds of any corporate action.

(b) Voting Rights Notwithstanding anything to the contrary in the Agreement, Lender hereby acknowledges that during the term of any Loan that securities on Loan shall be transferred into the name of and may be voted by the Borrower thereof or others, and therefore Bank shall not provide any service in respect of such voting rights as provided for under the Agreement and accordingly shall have no responsibility in connection with, the exercise of voting rights in respect of such securities.

(c) Distributions. Lender acknowledges that with respect to securities on Loan, Lender may have to instruct the Borrower or depository of such securities that Distributions thereon are to be paid to Bank for the benefit of Lender, and these will only be credited on actual receipt.

(d) Fees. Lender shall pay or cause to be paid to Bank the fees as agreed by the parties hereto.

(e) Reporting. The Lender shall provide to the Bank any information reasonably required by the Bank and requested by the Bank with reasonable advance written notice to allow the Bank to satisfy any regulatory reporting obligations with which it is required to comply.

(f) Supported Countries and Jurisdictions. The securities on Loan may only be held in the United States of America and any other country agreed to by the parties hereto, provided, however, that Bank may modify this Rider upon notice to the Lender.

(g) Confidentiality. The parties hereto will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over Bank or with the consent of the other parties. Notwithstanding the foregoing, the Lender authorizes Bank to disclose Confidential Information to: (a) any subcontractor, agent, depository, securities exchange, Borrower, broker, third party agent, proxy solicitor, issuer, or any other person that Bank believes it is reasonably required in connection with Bank’s provision of Services related hereto, provided that Bank will not disclose to any party Lender’s portfolio holdings in a manner which would disclose the specific aggregate portfolios of the individual Funds; (b) its professional advisors, auditors or public accountants; (c) its Affiliates and branches; and (d) any revenue authority or any governmental entity in relation to the processing of any tax relief claim. Except as otherwise required by Applicable Law or as needed to enforce the terms hereof, the parties shall hold the terms and conditions hereof in confidence. The confidentiality obligation of each party will survive for one year after the termination of this Rider.

(h) Lender acknowledges and agrees that Bank shall not: (1) maintain records and controls to monitor and reconcile daily activity with respect to amounts and transactions in concentration accounts related hereto and Clearing Lending Accounts; (2) provide the records of individual Funds with assets in concentration accounts related hereto and Clearing Lending Accounts; and (3) provide any corporate action or proxy voting services for securities or other investments in concentration accounts related hereto and Clearing Lending Accounts.

(i) Lender acknowledges that transactions for each Fund’s Accounts may be aggregated with those of other Funds that are managed by Lender or the relevant Authorized Person according to the Lender’s, or an Authorized Person’s, Instructions, for settlement by Bank in a single bulk trade in a Clearing Lending Account. Customer acknowledges and accepts all risks associated with bulk trade settlement relating to a Clearing Lending Account.

Section 9 - Conflicts of Interest

Lender grants Bank the authority set forth herein notwithstanding its awareness that Bank, in its individual capacity or acting in a fiduciary capacity for other accounts, may have transactions with the same institutions to which Lender may be lending securities from time to time, which transactions may give rise to actual or potential conflict of interest situations. Bank shall not be bound to: (a) account to Lender for any sum received or profit made by Bank for its own account or the account of any other person or (b) disclose or refuse to disclose any information or take any other action if the same would or might in Bank’s judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable with respect to Bank; provided that, in circumstances mentioned in (b) above, Bank shall promptly inform Lender of the relevant facts (except where doing so would, or might in Bank’s judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable as aforesaid). Nothing in the foregoing shall derogate from Bank’s obligation to deal with Lender in good faith.

Section 10 - Tax

Notwithstanding anything to the contrary in the Agreement, the Lender acknowledges that Bank shall not be responsible for and provides no services in relation to any filings, tax returns, withholding tax reclaims and reports on any securities on loan. Lender is responsible for the payment of all taxes (including, without limitation, any value added tax), imposts, levies or duties due on any principal or interest, or any other Liability or payment arising out of or in connection with any securities on Loan or any collateral, which payment shall be made from the assets of the Lender, and in so far as Bank is under any obligation (whether of a governmental nature or otherwise) to pay the same on Lender’s behalf Bank may do so out of any monies or assets held by it pursuant to the terms of the Agreement or hereunder. Lender will be responsible, in all cases, for the completion and delivery of any necessary tax documentation to Bank or to the Borrower. Lender hereby agrees to indemnify Bank and to hold it harmless from and against: (A) any withholding tax imposed by any relevant authority, whether governmental or otherwise, on any payment in respect of any Loans, and any interest, penalty, fine or addition to tax imposed for failure to properly remit such tax, including without limitation any U.S. federal income withholding tax imposed on any substitute dividend payment made from a Borrower to Lender in respect of the loan of U.S. securities which Bank pays, (B) any payment of any such taxes, interest, penalty, fine and/or addition to tax otherwise due with respect to the foregoing; and (C) any other costs and Losses (including, but not limited to expenses of counsel) incurred by Bank or any Affiliate of Bank, directly or indirectly, in connection with any of the representations and warranties given by Lender herein being not true in all material respects.

Lender will provide to Bank, ahead of any account opening or provision of service by Bank after the effective date of this Rider, a schedule of manufactured income rates that will be used when claiming and collecting manufactured income from Borrowers. This information will be used by Bank in the set-up of appropriate accounts for Lender and will not confer any additional responsibilities upon Bank. Bank is not responsible for any withholding or reporting under the UK Manufactured Overseas Dividend legislation (ITA 2007 and SI 1993/2004) for substitute dividend payments made in relation to Securities on Loan. Lender represents and warrants that it is: (a) not resident in the United Kingdom and either is not carrying on a trade in the United Kingdom through a branch or agency or, if it is carrying on such a trade, the Loans entered into under the Bank’s agency loan program are not entered into in the course of the business of such branch or agency; and (b) either beneficially entitled to all manufactured overseas dividends received under the Bank’s agency loan program or not beneficially entitled to all manufactured overseas dividends received under the Bank’s agency loan program and receiving such dividends on behalf of the beneficial owner which itself is not resident in the United Kingdom and either is not carrying on a trade in the United Kingdom through a branch or agency or, if it is carrying on such a trade, the Loans entered into under the Bank’s agency loan program are not entered into in the course of the business of such branch or agency.

Section 11 - Severability; Waiver; and Survival

(a) If one or more provisions of this Rider are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Rider operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Rider, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c) The parties’ rights, protections, and remedies under this Rider shall survive its termination.

Section 12 - Entire Agreement

This Rider and the Agreement, including any Schedules, Exhibits, Riders and appendices, set out the entire agreement between the parties in connection with and related to securities lending, and this Rider and the Agreement supersede any other agreement, statement, or representation relating to securities lending, whether oral or written. Amendments must be in writing and, except where this Rider and the Agreement provide for amendments by notice from J.P. Morgan, signed by both parties.

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Section 13 - Governing Law

The terms of Section 14(d) of the Agreement shall be incorporated herein by reference and shall apply to this Rider.

IN WITNESS WHEREOF, the parties have executed this Rider as of the date first above-written.

JPMORGAN CHASE BANK, N.A.		NATIONWIDE MUTUAL FUNDS

By:	/s/ Judith Polzer	By:	/s/ Lee T. Cummings
Name:	Judith Polzer	Name:	Lee T. Cummings
Title:	Managing Director	Title:	Asst. Secretary